Exhibit 99.1

SCOUT EXPLORATION, INC.
609 – 475 Howe Street
Vancouver, B.C.  V6C 2B3

June 2, 2009

Water Wise Environmental Solutions Inc.
A propritoryship controled by John Heary
PO Box 18008-2225 W 41st
Vancouver BC
V6M 4L3

Dear Sirs:

The purpose of this letter is to set out a Letter of Intent between Scout Exploration, Inc. (“Scout”) and Water Wise Environmental Solutions Inc. (“Water Wise”).

Water Wise is the registered and beneficial owner of certain industrial products designated the “peon” and the “lawn caddy” which are described in Schedule A attached to this letter.

Scout wishes to acquire all of Water Wise’s rights to the “peon” and the “lawn caddy” in consideration for 4,000,000 shares of Scout which shall be issued and allotted to Water Wise on the following terms:

a)
first tranche of 1,000,000 shares will be issued and allotted to Water Wise upon Scout arranging an equity or debt financing of $250,000 which financing will be expended to develop working proto types of  the “peon” and the “Plant caddy” and to market these products on a commercial basis.  This financing shall be closed on or before September 30, 2009;

b)
Upon Water Wise filing a patent pending on the “peon” and the “Plant caddy”, and the creation of a working proto type of the “peon:, Scout will issue to Water Wise a further tranche of 1,000,000 shares;

c)	Upon Water Wise producing a working proto type of the “lawn caddy”, Scout will issue and allot a further tranche of 1,000,000 shares to Water Wise; and

d)	Upon Water Wise reaching commercial production and commercial sales of either product, Scout will issue and allot a final tranche of 1,000,000 shares.

On or before September 30, 2009, the parties should enter into a formal agreement setting out the terms of the acquisiton of the rights to the products.

If this offer is acceptable to yourself, pelase sign below.

Yours truly,	AGREED AND ACCEPTED to, this
________ day of June, 2009.

SCOUT EXPLORATION, INC.	WATER WISE ENVIRONMENTAL SOLUTIONS INC.

Per: ___________________________	Per: ___________________________
Authorized Signatory	Authorized Signatory

SCHEDULE A

“PEON”

1.	Water Wise Peon ™

“LAWN CADDY”

2.	Water Wise Plant Caddy ™

3.	Water Wise Garden Caddy ™

4.	Water Wise Lawn Caddy ™

5.	Water Wise Pool Caddy ™